Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2017

Continued New Customer Wins;
Investing for Growth in Coming Quarters

Spokane Valley, WA— November 1, 2016 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended October 1, 2016.
For the first quarter of fiscal year 2017, Key Tronic reported total revenue of $117.1 million, compared to $126.2 million in the same period of fiscal year 2016. Net income for the first quarter of fiscal year 2017 was $1.8 million or $0.16 per share, compared to $0.8 million or $0.07 per share for the first quarter of fiscal year 2016.
For the first quarter of fiscal year 2017, gross margin was 8.3% and operating margin was 2.4%, compared to 7.1% and 1.4%, respectively, in the same period of fiscal 2016.
“While we saw a slight slowdown in demand from several customers during the first quarter of fiscal year 2017, new programs continue to ramp and we are excited about our customer diversification and future prospects,” said Craig Gates, President and Chief Executive Officer. “We saw year-over-year improvements in margins as we continue to replace the high risk revenue that was associated with the longstanding customer discussed in previous quarters. We have now fully exited that relationship.”
“We continue to see a robust pipeline of potential new business and won new programs during the first quarter involving transportation logistics, medical and personal safety products. We are also encouraged by the strong prospects for new business involving our USA plants that we acquired in the Ayrshire acquisition. In coming periods we expect to see revenue growth in our USA plants as we complete their integration in the latter half of fiscal 2017. We plan to continue to invest in expanding our SMT, sheet metal and plastic molding capabilities while continuing to decrease our inventory levels to be more in line with revenues.”

Business Outlook
For the second quarter of fiscal year 2017, the Company expects to report revenue in the range of $115 million to $120 million, and earnings in the range of $0.13 to $0.18 per diluted share. These expected results assume an effective tax rate of 25%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-780-3379 or +1-719-457-2630 (Access Code: 1808670). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 1808670).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2017. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 1, 2016	September 26, 2015
Net sales	$117,135	$126,209
Cost of sales	107,426	117,290
Gross profit	9,709	8,919
Research, development and engineering expenses	1,584	1,556
Selling, general and administrative expenses	5,335	5,583
Total operating expenses	6,919	7,139
Operating income	2,790	1,780
Interest expense, net	589	533
Income before income taxes	2,201	1,247
Income tax provision	409	430
Net income	$1,792	$817
Net income per share — Basic	$0.17	$0.08
Weighted average shares outstanding — Basic	10,748	10,706
Net income per share — Diluted	$0.16	$0.07
Weighted average shares outstanding — Diluted	10,922	11,391

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 1, 2016	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$275	$1,018
Trade receivables, net of allowance for doubtful accounts of $127 and $135	64,793	61,678
Inventories	100,205	107,006
Other	12,438	11,757
Total current assets	177,711	181,459
Property, plant and equipment, net	29,456	27,925
Other assets:
Deferred income tax asset	9,975	8,982
Goodwill	9,957	9,957
Other intangible assets	5,646	5,928
Other	1,541	1,673
Total other assets	27,119	26,540
Total assets	$234,286	$235,924
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,068	$58,967
Accrued compensation and vacation	7,369	9,571
Current portion of debt	5,000	5,000
Other	12,134	10,572
Total current liabilities	77,571	84,110
Long-term liabilities:
Term loan - long term	20,000	21,250
Revolving loan	22,996	18,073
Other long-term obligations	7,256	6,909
Total long-term liabilities	50,252	46,232
Total liabilities	127,823	130,342
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,756 and 10,725 shares, respectively	45,316	45,227
Retained earnings	69,720	67,928
Accumulated other comprehensive loss	(8,573)	(7,573)
Total shareholders’ equity	106,463	105,582
Total liabilities and shareholders’ equity	$234,286	$235,924

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